Exhibit (a)(5)(H)

NEWS RELEASE

FOR IMMEDIATE RELEASE March 29, 2011	Media contact: Peter Lucht 617-743-6809 peter.lucht@verizon.com

Verizon Announces Early Termination of Hart-Scott-Rodino Act Waiting Period Relating to Tender Offer for Shares of Terremark Worldwide, Inc.

NEW YORK – Verizon Communications Inc. (NYSE, NASDAQ: VZ) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for Verizon’s pending acquisition of Terremark Worldwide, Inc. (NASDAQ: TMRK), has been terminated by the U.S. Department of Justice. As a result, no regulatory conditions remain outstanding with respect to the pending acquisition.

The tender offer to acquire all of the outstanding shares of Terremark common stock at a price of $19 per share in cash, without interest and less any required withholding taxes, is scheduled to expire at midnight Eastern time on March 31, 2011, unless extended. Terremark stockholders should contact Georgeson Inc., the information agent for the tender offer, at 800- 903-2897 for instructions on how to tender their shares or to obtain the offer to purchase and related materials.

Verizon News Release

The tender offer and merger are subject to customary closing conditions described in the offer to purchase (as amended) that was filed by Verizon and its wholly owned subsidiary, Verizon Holdings Inc., with the Securities and Exchange Commission on Feb. 10.

“We appreciate the hard work of the staff of the Department of Justice in approving this transaction,” said John Thorne, Verizon senior vice president and deputy general counsel.

The depositary for the tender offer has advised that, as of the close of business on March 29, 2011, approximately 29,848,605 shares (including approximately 789 shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 41.99 percent of all outstanding shares of Terremark common stock.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 94.1 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 194,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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Additional Information and Where to Find It

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. Verizon – through a new subsidiary, Verizon Holdings Inc. – has filed a tender offer statement on Schedule TO with the SEC, which has been previously amended. Terremark stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, as amended, filed by Terremark with the SEC because they contain important information about the proposed transaction. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge by directing a request to Verizon at 212-395-1525. A copy of the tender offer

Verizon News Release

statement and the solicitation/recommendation statement is available to all stockholders of Terremark by contacting Terremark Investor Relations at 305-860-7822.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Verizon and Terremark, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Verizon’s and Terremark’s future expectations, beliefs, goals or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the timing for satisfying the conditions to the completion of the transaction, including the receipt of Terremark stockholder approval and the regulatory approvals required for the transaction; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Terremark’s operations into those of Verizon or that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Terremark may be difficult; and the other factors described in Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Terremark’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and in its most recent quarterly report filed with the SEC. Verizon and Terremark assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

The Depositary for the tender offer is Computershare Trust Company, N.A. The Information Agent for the tender offer is Georgeson Inc. The tender offer materials may be obtained at no charge by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll-free at (800) 903-2897, and may also be obtained at no charge at www.verizon.com and the website maintained by the SEC at www.sec.gov. Additionally, any questions related to the tender offer may be directed to Georgeson Inc. at the mailing address or telephone number provided above.

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